ARTICLES OF MERGER

                        COMMONWEALTH OF PENNSYLVANIA
                           DEPARTMENT OF BANKING

          In compliance with the requirements of 7 P.S. 1603(f) and 12 U.S.C. 214a, the undersigned institutions, desiring to effect a merger, hereby certify that:

                                 ARTICLE I.

          The names of the parties to the Agreement and Plan of Merger dated as of December __, 1995 (the "Plan of Merger") are The Huntington National Bank of Pennsylvania, a national banking association ("HNBP"), and Fayette Bank, a Pennsylvania bank ("Fayette Bank"), with Fayette Bank as the resulting institution (the "Resulting Institution").

                                ARTICLE II.

          The location and post office address of the principal place of business of each institution is:

               The Huntington National Bank of Pennsylvania
               81-85 West Main Street
               Fayette County
               Uniontown, PA  15401

               Fayette Bank
               58 West Main Street
               Fayette County
               Uniontown, PA  15401

                                ARTICLE III.

          The Plan of Merger was adopted and approved by (i) BT Financial Corporation, a Pennsylvania bank holding company and the sole shareholder of Fayette Bank, by the Written Consent of Sole Shareholder in lieu of a meeting on December __ , 1995;
     (ii) Huntington Bancshares West Virginia, Inc., an Ohio corporation and the sole shareholder of HNBP, by Written Consent of Sole Shareholder in lieu of a meeting on December __ , 1995, the holder having waived notice of such meeting and publication of notice of such meeting as otherwise required by 12 U.S.C.
      214a; (iii) Fayette Bank by Unanimous Written Consent of its Board of Directors in lieu of a meeting on December __, 1995; and
     (iv) HNBP by Unanimous Written Consent of its Board of Directors in lieu of a meeting on December __, 1995.

                                ARTICLE IV.

          The names and addresses of the directors of the Resulting Institution are:

John H. Anderson                        William B. Kania
1734 Electra Drive                      161 Wendy Drive
Johnstown, Pennsylvania 15904           Uniontown, Pennsylvania 15401

Steven E. Cluss                         Scott B. Leff
South Penna Avenue                      6941 Blenheim Court
Uniontown, Pennsylvania 15401           Pittsburgh, Pennsylvania 15208

Andrew J. Duran                         William R. Snoddy
R.D. #1, Box 148-A                      9 Clover Lane
Buttermilk Lane                         Uniontown, Pennsylvania 15401
Hopwood, Pennsylvania 15445

John J. Fisher                          Wolford Swimmer
72 Johnstown Avenue                     150 Stockton Avenue
Uniontown, Pennsylvania 15401           Uniontown, Pennsylvania 15401

Robert A. Gabler                        James A. Ulmer
74 Princeton Avenue                     Box 47-A-1 Bryson Boulevard
Uniontown, Pennsylvania 15401           Hopwood, Pennsylvania 15445


                                 ARTICLE V.

          The Articles of Incorporation of Fayette Bank as in effect immediately prior to the merger (the "Merger") of HNBP with and into Fayette Bank, shall be the Articles of Incorporation of the Resulting Institution upon the effective date of the Merger.


                                ARTICLE VI.

          A copy of the Plan of Merger is attached hereto as Exhibit A.

ATTEST                             FAYETTE BANK


By:__________________________      By:___________________________
                                        Andrew J. Duran
                                        President



ATTEST                             THE HUNTINGTON NATIONAL BANK OF
                                   PENNSYLVANIA


By:__________________________      By:___________________________
                                        Richard J. DeHaas
                                        Acting Chief Executive Officer and
                                        Executive Vice President

                               PLAN OF MERGER

     THIS PLAN OF MERGER ("Plan of Merger"), dated as of December __ , 1995, is made by and between FAYETTE BANK, a Pennsylvania chartered bank ("Fayette Bank"), and THE HUNTINGTON NATIONAL BANK OF PENNSYLVANIA, a national banking association ("HNBP").

     WHEREAS, the Board of Directors of Fayette Bank has determined that it is desirable and in the best interests of Fayette Bank, its depositors and the community it serves that Fayette Bank merge with HNBP, with Fayette Bank remaining as the resulting institution thereafter, pursuant to the terms and conditions hereof;

     WHEREAS, the Board of Directors of HNBP has determined that it is desirable and in the best interests of HNBP, its depositors and the community it serves that HNBP merge with and into Fayette Bank, with Fayette Bank remaining as the resulting institution thereafter, pursuant to the terms and conditions hereof;

     WHEREAS, BT Financial Corporation, the sole holder of all the outstanding capital stock of Fayette Bank, has authorized and approved the merger of Fayette Bank and HNBP, with Fayette Bank remaining as the resulting institution thereafter, pursuant to the terms and conditions hereof; and

     WHEREAS, Huntington Bancshares West Virginia, Inc., the sole holder of all of the outstanding capital stock of HNBP, has authorized and approved the merger of Fayette Bank and HNBP, with Fayette Bank remaining as the resulting institution thereafter, pursuant to the terms and conditions hereof.

     NOW, THEREFORE, in consideration of the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fayette Bank and HNBP hereby agree as follows:

     1. The Merger. Subject to and on the terms and conditions set forth in this Plan of Merger, on the Effective Date (as defined in Section 3 below) HNBP shall be merged with and into Fayette Bank, with Fayette Bank remaining as the resulting institution (the "Resulting Institution"), pursuant to the laws of the Commonwealth of Pennsylvania (the "Merger").
On the Effective Date, the following shall occur:

          (a) the existence of each party to the Plan of Merger, except the Resulting Institution, shall cease as a separate entity but shall continue in, and the parties to this Plan of Merger shall be, a single corporation, which shall be the Resulting Institution and which shall have without further act or deed, all the property, rights, powers, duties and obligations of each party to the Plan of Merger; and

          (b) no liability of any party to this Plan of Merger, or of its trustees, officers or directors shall be affected, nor shall any lien on any property of a party to this Plan of Merger be impaired, by the Merger. Any claim existing or action pending by or against any party to this Plan of Merger may be prosecuted to judgment as if the Merger had not taken place or the Resulting Institution may be substituted in its place.

     2. Regulatory Approvals. Notwithstanding any other provision of this Plan of Merger, the Merger shall not be effective unless and until approved by the Pennsylvania Department of Banking (the "Department of Banking") and the Board of Governors of the Federal Reserve System (the "FRB") (the Department of Banking and the FRB are collectively referred to herein as the "Regulators"). Fayette Bank and HNBP agree to cooperate in the preparation and filing of an Application for Merger ("Merger Application") with the Department of Banking and all other applications, documents and instruments required or necessary to be prepared and filed with the Regulators to obtain approval of the Merger.

     3. Effective Date. As used in this Plan of Merger, "Effective Date" shall mean the close of business on the date on which the Articles of Merger executed by Fayette Bank and HNBP are filed with the Pennsylvania Department of State (the "Articles of Merger").

     4. Conversion of Shares. The Merger shall be effected as follows: all shares of the common stock of HNBP issued and outstanding or held in the treasury of HNBP immediately before the Effective Date shall, by virtue of the Merger and without any action by the holder of such shares or by HNBP, be canceled and retired on the Effective Date, and no cash, securities or other consideration shall be paid or delivered in exchange for such HNBP common stock. Also on the Effective Date, each authorized and issued share of the capital stock of Fayette Bank shall remain outstanding.

     5. Name of the Resulting Institution. The name of the Resulting Institution shall be "Fayette Bank."

     6. Articles of Incorporation and Bylaws. At the Effective Date, the Articles of Incorporation and Bylaws of Fayette Bank as in effect immediately prior to the Effective Date shall be the Articles of Incorporation and Bylaws of the Resulting Institution.

     7. Directors. The persons who shall constitute the Board of Directors of Fayette Bank immediately prior to the Merger shall, on the Effective Date, be the Board of Directors of the Resulting Institution. Such Directors shall serve until the next annual meeting of Directors of the Resulting Institution, or until their successors are duly elected and qualified. Any vacancy in the Board of Directors of the Resulting Institution which may exist upon or after the Effective Date of the Merger may be filled as provided by the Bylaws of the Resulting Institution.

     8. Officers. Each individual who was an officer of Fayette Bank immediately prior to the Merger shall, on the Effective Date, become an officer of the Resulting Institution with the same title as such individual had immediately before the Merger. The officers of HNBP shall not be officers of the Resulting Institution unless elected to office by resolution of the Board of Directors of the Resulting Institution after the Merger.

     9. Conditions. The obligations of the parties hereto to effect the Merger are subject to the following conditions, any or all of which may be waived by agreement of the parties, except that the conditions set forth in subsections (b) and (c) of this Section 9 are not waivable:

          (a) each party hereto shall have performed and complied with in all material respects its covenants and agreements contained herein;

          (b) the Merger Application shall have been approved or deemed approved by the Department of Banking and all other applications, documents and instruments required or necessary in order to effect the consummation of the Merger shall have been approved by the Regulators; and

          (c) if any waiting period imposed by applicable state or federal law or the regulations promulgated thereunder shall remain unexpired upon the satisfaction of the last to be satisfied of subsections (a) and (b) of this Section 9, such waiting period shall have expired.

     10. Termination. This Plan of Merger may be terminated (the "Termination Date") prior to the Effective Date (i) by the mutual consent of the Boards of Directors of Fayette Bank and HNBP and (ii) automatically if the Effective Date does not occur on or before March 31, 1996, or such later date as Fayette Bank and HNBP may mutually agree.

     11. Expenses. Each of Fayette Bank and HNBP shall pay its own costs and expenses incurred in connection with the Merger.

     12. Notices. All notices, waivers and other communications by Fayette Bank and HNBP hereunder shall be in writing and shall be deemed to have been given when delivered in person or sent by registered or certified mail, postage prepaid, addressed as follows:

     If to Fayette Bank:      Fayette Bank
                              58 West Main Street
                              Uniontown, Pennsylvania  15401
                              Attention:     Andrew J. Duran
                                             President

     If to HNBP:              The Huntington National Bank of
                                Pennsylvania
                              81-85 West Main Street
                              Uniontown, Pennsylvania  15401
                              Attention:     Richard J. DeHaas
                                             Acting Chief Executive Officer
                                             and Executive Vice President

     13. Amendments. To the extent permitted by law, this Plan of Merger may be amended only by a writing duly executed by the parties hereto.

     14. Successors. This Plan of Merger shall be binding on the successors of Fayette Bank and HNBP.

     15. Counterparts. This Plan of Merger may be executed in one or more counterparts, all of which shall be considered one and the same Plan of Merger and each of which shall be deemed an original.

     16. Headings. The section headings contained in this Plan of Merger are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     17. Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, Fayette Bank and HNBP have caused this Plan of Merger to be duly executed as of the date first above written.

ATTEST:                         FAYETTE BANK


By: ________________________    By:_____________________________
                                   Andrew J. Duran
                                   President



ATTEST:                         THE HUNTINGTON NATIONAL BANK OF
                                  PENNSYLVANIA


By: ________________________    By:_____________________________
                                   Richard J. DeHaas
                                   Acting Chief Executive Officer and
                                   Executive Vice President